Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Regulation A Offering Circular on Form 1-A of Roots Real Estate Investment Community I, LLC and Subsidiaries of our report dated April 29, 2024, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, incorporated in such Offering Circular on Form 1-A by reference from Roots Real Estate Investment Community I, LLC and Subsidiaries’ Annual Report on Form 1-K for the year ended December 31, 2023.

We also hereby consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

March 11, 2025

moorecolson.com

information@moorecolson.com

770.989.0028